UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               ---------------


                                   FORM 15


                               ---------------


        Certification and Notice of Termination of Registration under
           Section 12(g) of the Securities Exchange Act of 1934 or
        Suspension of Duty to File Reports under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934.

                        Commission File Number 0-17501


                               ---------------


                              CNB BANCORP, INC.
            (Exact Name of Registrant as Specified in its Charter)


                               ---------------


            12-24 North Main Street, Gloversville, New York 12078
                                (518) 773-7911


   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, $2.50 par value
           (Title of each class of securities covered by this Form)


                                Not Applicable
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)




     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             |X|      Rule 12h-3(b)(1)(ii)        |X|

Rule 12g-4(a)(1)(ii)            |_|      Rule 12h-3(b)(2)(i)         |_|

Rule 12g-4(a)(2)(i)             |_|      Rule 12h-3(b)(2)(ii)        |_|

Rule 12g-4(a)(2)(ii)            |_|      Rule 15d-6                  |_|

Rule 12h-3(b)(1)(i)             |_|




     Approximate number of holders of record as of the certification or notice date: -0-

     Pursuant to the requirements of the Securities Exchange Act of 1934, NBT Bancorp Inc., as successor to CNB Bancorp, Inc. pursuant to the merger of CNB Bancorp, Inc. with and into NBT Bancorp Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: February 10, 2006                By: /s/ Michael J. Chewens
                                        --------------------------
                                            Michael J. Chewens
                                            Senior Executive Vice President,
                                            Chief Financial Officer and
                                            Secretary of NBT Bancorp, Inc.,
                                            as Successor to CNB Bancorp, Inc.